Exhibit 10.16
LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement (this “Agreement”) is dated as of this 6th day of June 2008 (the “Effective Date”), by and between Innovive Pharmaceuticals, Inc., a Delaware corporation (“Borrower”), and CytRx Corporation, a Delaware corporation (“Lender”).
BACKGROUND
     WHEREAS, Borrower has requested that Lender enter into a financing arrangement with Borrower pursuant to which Lender may make loans to Borrower;
     WHEREAS, Lender is willing to agree to make such loans to Borrower on the terms and conditions set forth herein; and
     WHEREAS, this Agreement is intended to aid the completion of the transactions contemplated by the Agreement and Plan of Merger dated as of the Effective Date by and among Borrower, Lender and CytRx Merger Subsidiary, Inc. (the “Merger Agreement”).
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION I. DEFINITIONS AND INTERPRETATION
     1.1 Defined Terms: As used in this Agreement, the following terms have the following respective meanings:
          Advance(s) — Any monies advanced or credit extended to Borrower by Lender under the Loan, including, without limitation, cash advances.
          Business Day — A day other than Saturday or Sunday when banks are open for business in Los Angeles, California.
          Collateral — All of the Property and interests in Property described in Section 3.1 of this Agreement and all other interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.
          Closing — The making of the Initial Advance to the Borrower on the Closing Date pursuant to the terms of this Agreement.
          Closing Date — The date upon which the conditions set forth in Section 4.1 hereof each have been satisfied or waived, which shall in any event be no more than two (2) Business Days after the Effective Date or at such other time as may be mutually agreed to by the parties.
          Default — Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

          Initial Advance — The initial Advance in the principal amount set forth on Schedule 1.1(a) attached hereto.
          Lien — Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a financing lease, consignment or bailment for security purposes, a trust, or an assignment.
          Loan Documents — Collectively, this Agreement and all agreements, certificates, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time. The Loan Documents shall not include the Merger Agreement.
          Loan Maturity Date — The earliest of (i) the date of commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, (ii) the date on which the Merger Agreement is terminated pursuant to its terms, and (iii) September 30, 2008 or such later date as the parties hereto mutually agree.
          Maximum Loan Amount — The aggregate amount of Five Million Five Hundred Thousand Dollars ($5,500,000) of principal.
          Obligations — All existing and future debts, liabilities and obligations owing by Borrower to Lender or any other subsidiary or affiliate of Lender under the Loan Documents and the Merger Agreement.
          Permitted Liens — (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; and (c) Liens existing on the Closing Date and shown on Schedule 1.1(b) attached hereto and made part hereof.
          Person — An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.
          Property — Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
          UCC — The Uniform Commercial Code of the State of Delaware and any other applicable law of any state that has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time.
     1.2 Other Capitalized Terms — Any other capitalized terms used without further definition herein shall have the meanings set forth in the UCC.

SECTION II. THE LOAN
     2.1 Loan:
          a. Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a credit facility (the “Loan”), which shall include Advances extended by Lender to or for the benefit of Borrower from time to time hereunder. The aggregate principal amount of all Advances made hereunder shall not exceed the Maximum Loan Amount. To the extent any Advance made hereunder shall cause the sum of all Advances hereunder to exceed the Maximum Loan Amount, Borrower shall immediately return and repay to Lender the excess of such Advance over the Maximum Loan Amount. All Advances under the Loan shall be due and payable, in full, on the Loan Maturity Date, subject to the provisions of Section VII below.
          b. This Agreement shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made under the Loan, with interest and other charges and expenses as herein provided. Each Advance under the Loan shall be deemed evidenced by this Agreement.
          c. The term of the Loan shall expire on the Loan Maturity Date. On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, all sums owing under the Loan and this Agreement shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Loan.
     2.2 Advances and Payments:
          a. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loan and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender via wire transfer of same day funds to such account as Lender may from time to time direct. Any payments received prior to 2:00 P.M., Pacific Time, on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 P.M., Pacific Time, on any Business Day shall be deemed received on the immediately following Business Day.
          b. Lender shall make the Initial Advance on the third Business Day following the Closing Date. All additional Advances under the Loan must be requested by Borrower by 11:00 A.M., Pacific Time, at least two Business Days prior to the date such Advance is to be made. All requests for an Advance are to be in writing pursuant to a written request executed by Steven Kelly or J. Gregory Jester in the form of Exhibit “A” (“Advance Request”) attached hereto and made part hereof. Such request may be sent by facsimile transmission provided that Lender shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Lender.
          c. All Advances following the Initial Advance shall be at the sole discretion of Lender. Upon receiving a request for an Advance in accordance with subparagraph (b) above,

and subject to the terms and conditions set forth in this Agreement, Lender, in its discretion, shall make the requested Advance, or any amount thereof as Lender determines in its discretion, to Borrower by Lender’s check delivered to Borrower or, in Lender’s discretion, by wire transfer to Borrower’s account specified on Schedule 2.2 attached hereto, on the Business Day the requested Advance is to be made or as soon as is reasonably practicable thereafter.
     2.3 Interest: The outstanding principal under the Loan shall bear interest, subject to the terms hereof, at the rate of 12.5% per annum. Interest shall be payable on the Loan Maturity Date.
     2.4 Additional Interest Provisions:
          a. Interest on the Loan shall be calculated on the basis of a year of three hundred sixty (360) days and charged for the actual number of days elapsed.
          b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum rate of interest on all outstanding principal under the Loan shall be increased by two hundred (200) basis points. All such increases shall be applied retroactively to the date of the occurrence of the Event of Default. Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.
          c. Borrower shall not request any Advance while a Default exists.
          d. Interest on outstanding principal under the Loan shall continue to accrue and be paid even after an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence, similar or dissimilar.
          e. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.
     2.5 Prepayments: Borrower may prepay the Loan, without premium or penalty, in whole or in part, at any time or from time to time. Any partial prepayment shall first be applied to accrued and unpaid interest on the Loan being prepaid and then to the principal balance of the Loan.
     2.6 Use of Proceeds:
          a. The Initial Advance shall be used by Borrower to pay the accounts payable and accrued liabilities of Borrower set forth on Schedule 1.1(a) attached hereto.

          b. Additional Advances may be used by Borrower for working capital and general corporate purposes consistent with Borrower’s covenants under the Merger Agreement, including, without limitation, for professional and other fees and expenses and other transaction costs incurred by Borrower in connection with the negotiation, documentation, execution and consummation of the transactions contemplated in the Merger Agreement. Each Advance Request shall state the specific intended uses of the Advance requested, including, without limitation, the name of each payee (or class of payees in the case of employees and other readily identifiable categories of payees) and amount to be paid to such payee out of such Advance. Any actual use by Borrower of an Advance that differs materially from the intended use as set forth in the Advance Request shall constitute a material breach of this Agreement.
SECTION III. COLLATERAL
     3.1 Collateral: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to all assets of Borrower and all subsidiaries of Borrower, including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:
          a. all Accounts;
          b. all Chattel Paper;
          c. all Documents;
          d. all Instruments;
          e. all Inventory;
          f. all General Intangibles;
          g. all Equipment,
          h. all Fixtures;
          i. all Deposit Accounts;
          j. all Goods;
          k. all Investment Property; and
          l. all Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing Property described in clauses (a) through (k).
     3.2 Lien Documents: On the Effective Date and thereafter as Lender reasonably deems necessary, Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

          a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate; and
          b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.
     3.3 Other Actions:
          a. In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Lender’s request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all Deposit Accounts and all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.
          b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing “All Assets” in the collateral description therein. Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected security interest in the Collateral.
     3.4 Searches, Certificates:
          a. Lender may, as Lender reasonably determines from time to time, at Lender’s expense, obtain the following searches:
               i. UCC searches with the Secretary of State and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and
               ii. judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.
     3.5 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement is sufficient, as and may be filed in lieu of, a financing statement.
     3.6 Power of Attorney: Each of Steven A. Kriegsman and Mitchell K. Fogelman, both executive officers of Lender, is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following:
          a. during the continuance of an Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral;
          b. execute and file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and
          c. during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or preserve or protect any other Collateral.
SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO INITIAL ADVANCE
     4.1 Closing: The Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Lender and Lender’s counsel), unless waived by the Lender:
          a. Borrower shall have delivered, or caused to be delivered to Lender the following:
               i. the Merger Agreement and this Agreement, properly executed;
               ii. each of the other documents to be delivered by Borrower or any other Person pursuant to this Agreement; and
               iii. such other documents reasonably required by Lender;
          b. at the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing;
          c. the warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct on the Closing Date with the same effect as though made on and as of that date, and Lender shall have received a certificate of the Chief Executive Officer of Borrower to that effect; and
          d. Borrower shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein, which are required to be performed or complied with by Borrower before or at the Closing Date.
     4.2 Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.
SECTION V. REPRESENTATIONS AND WARRANTIES
     To induce Lender to complete the Closing and make the Initial Advance under the Loan and additional Advances under the Loan to Borrower, Borrower warrants and represents to Lender, that except as disclosed in the Merger Agreement or the Company Disclosure Schedule (as defined in the Merger Agreement):
     5.1 Validity:
          a. The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the certificate of incorporation or bylaws of Borrower, or breach or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower or any of its Property is bound. Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement).
          b. Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.
          c. This Agreement and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     5.2 Places of Business: The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses existing as of the date hereof shown on Schedule 5.2 attached hereto and made part hereof.
     5.3 Names: Since its organization, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.3 attached hereto and made part hereof.
     5.4 Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when (i) financing statements have been filed in the offices of the jurisdictions shown on Schedule 5.4, attached hereto and made part hereof under Borrower’s name, (ii) a control agreement has been executed among Borrower, Lender and any financial institution in which a Deposit Account of Borrower is held, and (iii) Borrower has delivered to Lender any certificates representing its ownership rights in Borrower’s subsidiaries,

Borrower will have granted to Lender, and Lender will have perfected Liens in the Collateral, superior in right to any and all other Liens (other than Permitted Liens), existing or future.
     5.5 Deposit Accounts: All Deposit Accounts of Borrower are shown on Schedule 5.5, attached hereto and made part hereof.
SECTION VI. BORROWER’S COVENANTS
     6.1 Merger Agreement: Borrower covenants that, until all of the Obligations are paid and satisfied in full and the Loan has been terminated, it will comply with the covenants applicable to it in the Merger Agreement.
     6.2 Responsibility for Collateral: Borrower retains all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.
SECTION VII. DEFAULT
     7.1 Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):
          a. if Borrower fails to make any payment of principal or of interest under the Loan or other Obligations when such payment is due and payable; or
          b. if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and such failure continues for ten (10) days after the occurrence thereof; or
          c. if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made hereunder; or
          d. if any provision of this Agreement or any material term of the Merger Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any governmental authority having jurisdiction over Borrower, seeking to establish the validity or enforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under this Agreement or any other Loan Document or the Merger Agreement; or
          e. if there is a seizure or attachment of, or a levy on, any of the Collateral;
provided, however, that an Event of Default shall not include any of the foregoing events that result from Lender’s failure or refusal, in the exercise of its discretion, to make an additional Advance requested by Borrower in accordance with Section 2.2(c).

     7.2 Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder, which shall be in Lender’s discretion (provided, that the foregoing shall not be interpreted or construed in any way or under any circumstances to limit or contradict the express provisions hereof which provide for any cure period that must expire before any particular Event of Default shall occur).
     7.3 Rights and Remedies on Default:
          a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, terminate this Agreement.
          b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, declare the principal amount of and interest on the Loan and all other Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind.
          c. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default, Lender may, in its discretion, exercise all rights under any applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):
               i. the right to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Loan or to take reserves against the Loan;
               ii. the right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); and
               iii. by its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action..
          d. Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.
          e. Lender shall have the right to become the purchaser at any public sale made pursuant to the provisions of this Section, and shall have the right to credit against the amount of the bid made therefor the amount payable to Lender out of the net proceeds of such sale. For the purpose of determining the rights to any purchaser therein, recitals contained in any conveyance to any purchaser at any sale made hereunder shall conclusively establish the truth and accuracy of the matters therein stated, including, without limitation, nonpayment of the Obligations and advertisement and conduct of such sale in the manner provided herein, Borrower hereby ratifies and confirms all legal acts that Lender may do in carrying out the provisions of this Agreement.
     7.4 Applications of Proceeds: The proceeds of any sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by Lender in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and then to the payment of any other amounts required by applicable law, after which Lender shall pay to Borrower any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which Lender is legally entitled, Borrower will be liable for the deficiency.
     7.5 Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

SECTION VIII. STOCK PURCHASE OPTION
     8.1 Option:
          a. As a material inducement to Lender to enter into this Agreement and make the Initial Advance and any and all Additional Advances, Borrower hereby grants Lender the irrevocable option (the “Option”) to purchase up to 2,000,000 shares (the “Option Shares”) of common stock, $0.001 par value per share, of Borrower (“Borrower Common Stock”) at an initial price per Option Share (the “Initial Exercise Price”) of $0.01.
          b. Lender may exercise the Option, in whole or in part, at any time on or after Borrower terminates or purports to terminate the Merger Agreement pursuant to Section 8.01(e) thereof and prior to the first anniversary (the “Expiration Date”) of the date of the consummation by Borrower of a Superior Proposal (as defined in the Merger Agreement).
          c. In order to exercise the Option, Lender shall send to Borrower a notice specifying the denominations of the certificate or certificates evidencing the Option Shares which Lender wishes to receive, and shall pay Borrower the aggregate Exercise Price of such Option Shares, by, at Lender’s option, (i) delivery of shares of common stock, $0.001 par value per share, of Lender (“Lender Common Stock”), which shall be valued for this purpose at the Initial Merger Consideration Price (as defined in the Merger Agreement), or (ii) wire transfer of same day funds to Borrower’s account specified on Schedule 2.2 attached hereto, and Borrower shall promptly cause to be issued to Lender a certificate or certificates representing the Option Shares. Upon delivery by Lender to Borrower of the exercise notice and the payment of the Exercise Price described in the immediately preceding sentence, Lender shall be deemed to be the holder of record of the Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of Borrower shall then be closed or that certificates representing those Option Shares shall not then be actually delivered to Lender.
     8.2 Adjustment of Exercise Price and Number of Option Shares:
          a. In order to prevent dilution of the rights under the Option, the Initial Exercise Price (such price or such price as last adjusted pursuant to the terms hereof, as the case may be, is herein called the “Exercise Price”) and the number of Option Shares purchasable upon exercise of the Option shall be subject to adjustment from time to time as provided in this Section 8.2.
          b. In case of any reclassification, capital reorganization, consolidation, merger, sale of all or substantially all of Borrower’s assets or any other change in Borrower Common Stock, other than as a result of a subdivision, combination, or stock dividend provided for in paragraph (c) below (any of which, a “Change Event”), then, as a condition of such Change Event, lawful provision shall be made, and duly executed documents evidencing the same from Borrower or its successor shall be delivered to Lender, so that Lender shall have the right at any time prior to the Expiration Date to purchase, at a total price equal to the total Exercise Price payable for the total number of Option Shares purchasable upon exercise of the Option, the kind and amount of shares of stock and other securities and property receivable in connection with such Change Event by a holder of the same number of shares of Borrower

Common Stock as were purchasable under the Option immediately prior to such Change Event. In any such case, appropriate provisions shall be made with respect to the rights and interest of Lender so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the aggregate Exercise Price shall remain the same.
          c. If Borrower shall at any time prior to the Expiration Date (i) subdivide Borrower Common Stock, by split up or otherwise, or combine Borrower Common Stock, or (ii) issue additional shares of Borrower Common Stock or other equity securities as a dividend with respect to any shares of Borrower Common Stock, the number of shares of Borrower Common Stock issuable on the exercise of the Option shall forthwith be proportionately increased in the case of a subdivision or stock, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price per share, but the aggregate Exercise Price payable for the total number of Option Shares purchasable upon exercise of the Option shall remain the same. Any adjustment under this paragraph (c) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
SECTION IX. MISCELLANEOUS
     9.1 Governing Law: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, AND ALL MATTERS RELATED HERETO OR ARISING HEREUNDER (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.
     9.2 Integrated Agreement: The other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.
     9.3 Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.
     9.4 Expenses of Lender: Borrower will pay upon demand of Lender all reasonable costs, fees and expenses incurred by Lender in connection with (i) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (ii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender) (collectively, the “Expenses”).
     9.5 Notices:
          a. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient at the following addresses (or at such other address for a party as shall be specified by like changes of address). A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

i.	If to Lender:

CytRx Corporation
11726 San Vicente Blvd., Suite 650
Los Angeles, California 90049
Telecopier No.: (310) 826-6139
Attention: Steven A. Kriegsman, President and Chief Executive Officer
     with a copy (which shall not constitute notice) to:

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Telecopier No.: (310) 201-4746
Attention: Sanford J. Hillsberg, Esq. and Dale E. Short, Esq.

ii.	If to Innovive:

Innovive Pharmaceuticals, Inc.
555 Madison Avenue, 25th Floor
New York, New York 10022
Telecopier No.: (212) 716-1811
Attention: Steven Kelly, President and Chief Executive Officer
     with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607
Telecopier No.: (919) 781-4865
Attention: W. David Mannheim, Esq.
     9.6 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.
     9.7 Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.
     9.8 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Neither party may transfer, assign or delegate any of its duties or obligations hereunder.
     9.9 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.
     9.10 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.
     9.11 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.
     9.12 Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to pay for the performance of any of Borrower’s obligations hereunder and discharge taxes or Liens (other than Permitted Liens), at any time levied or placed on Borrower’s Property in violation of this Agreement, unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor. Expenses and advances shall be added to the Loan, and bear interest at the rate applicable to the Loan, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

     9.13 Consent to Jurisdiction: Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the State of Delaware or any Federal Court located in the State of Delaware in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.
     9.14 Waiver of Jury Trial: BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.
[Remainder of Page Left Intentionally Blank]

     WITNESS the due execution of this Loan and Security Agreement as a document under seal as of the date first written above.

INNOVIVE PHARMACEUTICALS, INC.

By: Name:	/s/ Steven Kelly Steven Kelly
Title:	President and Chief Executive Officer

CYTRX CORPORATION

By: Name:	/s/ Steven A. Kriegsman Steven A. Kriegsman
Title:	President and Chief Executive Officer